Subsidiaries of Exopack Holding Corp.                                                                                                                                                                                                                                                                                                              Exhibit 21.1

Jurisdiction of
Name of Subsidiary	Organization/Incorporation
Exopack, LLC	Delaware
Exopack-Thomasville, LLC	Delaware
Exopack-Hebron, LLC	Delaware
Exopack-Ontario, Inc.	California
Exopack Technology, LLC	California
Exopack Advanced Coatings LLC	Delaware
Intelicoat Technologies Image Products Matthews LLC	Delaware
Exopack Advanced Coatings LTD	United Kingdom
Intellicoat Technologies EF Holdco Ltd	United Kingdom
Exopack Advanced Coatings (North Wales) LTD	United Kingdom
Cello-Foil Holding Corp.	Delaware
Cello-Foil Products, Inc.	Michigan
TPG Group Holding Corp.	Delaware
TPG Enterprises, Inc.	Delaware
Exopack Performance Films	Canada
TPG (US), Inc.	Delaware
The Packaging Group (NSULC)	Canada
Exopack-Newmarket, Ltd.	Canada
3181952 Nova Scotia Company	Canada
Exopack L.P.	Canada